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                                                                       EXHIBIT 8


                          FORM OF FEDERAL TAX OPINION

                           [LIDDELL, SAPP LETTERHEAD]

                                                1996
                             ------------------,


Victoria Bankshares, Inc.
One O'Connor Plaza
Victoria, Texas 77902

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479-1026

Gentlemen:

     You have requested our opinions as to the federal income tax consequences of the proposed merger (the "Merger") of a wholly-owned subsidiary ("Sub") of Norwest Corporation ("Norwest") with and into Victoria Bankshares, Inc. ("Victoria") pursuant to the Agreement and Plan of Merger dated November 12, 1995 by and among Sub, Norwest and Victoria (the "Merger Agreement").

     In issuing the opinions set forth in this letter, we have relied upon (1) factual representations made by Sub and Norwest in written statements dated ________, 1996 and the factual representations made by Victoria in written statements dated ___________, 1996 (the "Representations"), (2) the Merger Agreement, and (3) the facts, information and documentation set forth in the Registration Statement on Form S-4 of Norwest filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement").

     The opinions set forth in this letter are predicated upon our understanding of the facts set forth in the Merger Agreement, the Representations and the Registration Statement. Any change in such facts may adversely affect our opinions. Furthermore, as explained below, our opinions are based upon our understanding of the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions as of the date hereof, all of which are subject to change either prospectively or retroactively. Any change in such authorities

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Victoria Bankshares, Inc.
Norwest Corporation
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may adversely affect our opinions. We assume no obligation to update our opinions for any deletions or additions to or modifications of any law applicable to the Merger.

     Based on our review of the Merger Agreement, the Representations and the Registration Statement, and assuming that the transactions described therein are completed as described, our opinions as to federal income tax consequences of the Merger are as follows:

     1. Provided that the Merger Agreement qualifies as a statutory merger under the laws of the state of Texas, the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     2. Sub, Norwest and Victoria will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     3. Pursuant to Section 368(a)(1)(A) and 368(a)(2)(E) of the Code, neither Norwest not Victoria will recognize any gain or loss as a result of the Merger.

     4. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by Victoria shareholders who exchange all of their Victoria common stock solely for shares of Norwest's voting common stock.

     5. Pursuant to Revenue Ruling 66-365, 1966-2 C.B. 116, and Revenue Procedure 77-41, 1977-2 C.B. 574, if a cash payment is received by a shareholder of Victoria in lieu of a fractional share interest of Norwest voting stock, the cash payment will be treated as received by the shareholder as a distribution in redemption of that fractional share interest and will be treated as a distribution in full payment in exchange for the fractional share redeemed subject to the provisions and limitations of Section 302 of the Code and considering the application of Section 318 of the Code.

     We express no opinion with regard to the federal income tax consequences of the Merger not addressed expressly by the above opinions. In addition, we express no opinion as to any state, local or foreign tax consequences with respect to the Merger.

     This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

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Victoria Bankshares, Inc.
Norwest Corporation
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     The shareholders of Victoria should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable, or to any tax considerations other than those expressly mentioned herein.

                                           Very truly yours,